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                                                                    EXHIBIT 99.1

(WINDROSE MEDICAL PROPERTIES TRUST LOGO)


PRESS RELEASE


Contact:                                       Investors/Media:
Windrose Medical Properties Trust              The Ruth Group
Fred Farrar                                    Stephanie Carrington/Jason Rando
President and COO                              646 536-7017/7025
317 860-8213                                   scarrington@theruthgroup.com
                                               jrando@theruthgroup.com


           WINDROSE MEDICAL PROPERTIES TRUST ANNOUNCES CFO APPOINTMENT

Indianapolis, Indiana, February 1, 2006 -- Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today that Paula J. Conroy joined Windrose on January 30, 2006 as Senior Vice President and Chief Financial Officer. Fred Farrar, President and COO, has served as the interim Chief Financial Officer since July 2005 and has ceased serving in that capacity.

Prior to joining Windrose, Ms. Conroy served as the Director of Finance and Corporate Accounts Operations at Roche Diagnostics. Previously, Ms. Conroy spent nearly twenty years with Ernst & Young, LLP, most recently as National Director of Employee Benefit Plan Services. Prior areas of responsibility included mergers and acquisitions due diligence and auditing in both the public and private sectors. Ms. Conroy is a Certified Public Accountant. She attended Purdue University, earning a Bachelor of Science in General Management and a Masters of Business Administration.

Fred S. Klipsch, Chairman and Chief Executive Officer, remarked, "We are pleased to welcome Paula to Windrose. She has a demonstrated ability to understand complex financial and regulatory matters. We believe Paula will lead our accounting and finance departments with a renewed focus on balance sheet management and SEC reporting."

ABOUT WINDROSE
Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

SAFE HARBOR
Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of our


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Windrose Medical Properties Trust Announces CFO Appointment
February 1, 2006                                                          Page 2


lessees, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein, including our beliefs with respect to Ms. Conroy's future performance, represent our judgment as of the date hereof and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.